Filed Pursuant to Rule 433

Registration Statement File No. 333-285353

March 12, 2025

CANADIAN PACIFIC RAILWAY COMPANY

Pricing Term Sheet

The information in this pricing term sheet relates to the offering by Canadian Pacific Railway Company of US$600,000,000 of its 4.800% Notes due 2030 (the “2030 Notes”) and US$600,000,000 of its 5.200% Notes due 2035 (the “2035 Notes,” and, together with the 2030 Notes, the “Offering”) and should be read together with the preliminary prospectus supplement dated March 12, 2025 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated March 6, 2025. Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Canadian Pacific Railway Company

Guarantor:	Canadian Pacific Kansas City Limited

Expected Ratings*:	S&P: BBB+ (stable) Moody’s: Baa1 (stable)

Pricing Date:	March 12, 2025

Settlement Date**:	March 17, 2025 (T+3)

Interest Payment Dates:	2030 Notes : March 30 and September 30, commencing September 30, 2025 2035 Notes : March 30 and September 30, commencing September 30, 2025

Title:	4.800% Notes due 2030 5.200% Notes due 2035

Principal Amount:	2030 Notes : $600,000,000 2035 Notes : $600,000,000

Maturity Date:	2030 Notes : March 30, 2030 2035 Notes : March 30, 2035

Coupon:	2030 Notes : 4.800% 2035 Notes : 5.200%

Benchmark Treasury:	2030 Notes : 4.000% due February 28, 2030 2035 Notes : 4.625% due February 15, 2035

Benchmark Treasury Price / Yield:	2030 Notes : 99-20 1⁄4 / 4.082% 2035 Notes : 102-14 / 4.320%

Spread to Benchmark Treasury:	2030 Notes : +75 basis points 2035 Notes : +95 basis points

Yield to Maturity:	2030 Notes : 4.832% 2035 Notes : 5.270%

Price to the Public:	2030 Notes : 99.856% of the principal amount 2035 Notes : 99.457% of the principal amount

Optional Redemption Provisions:

Make-Whole Call:

2030 Notes: Prior to February 28, 2030 at T+15 bps

2035 Notes: Prior to December 30, 2034 at T+15 bps

Par Call:

2030 Notes: On or after February 28, 2030 at 100%

2035 Notes: On or after December 30, 2034 at 100%

Change of Control:	At 101% of principal, plus accrued and unpaid interest to the repurchase date

CUSIP/ISIN:	2030 Notes: 13645R BJ2 / US13645RBJ23 2035 Notes: 13645R BK9 / US13645RBK95

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Wells Fargo Securities, LLC

BofA Securities, Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

BMO Capital Markets Corp.

CIBC World Markets Corp.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Co-Managers:	ATB Securities Inc. Desjardins Securities Inc. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: It is expected that delivery of the Notes will be made against payment therefor on or about March 17, 2025, which will be the third business day following the date of the pricing of the Notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day preceding the date of delivery of the Notes will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the business day preceding the date of delivery of the Notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll free at +1-800-645-3751, BofA Securities, Inc. toll free at +1-800-294-1322, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, or Morgan Stanley & Co. LLC toll free at +1-866-718-1649.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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